Exhibit 4.7

4 December 2014

Triaxial Pharmaceuticals Pty Ltd (Triaxial)

Dear Shareholders,

Amendment to Convertible Note Deed Poll

I refer to the Convertible Note Deed Poll (Deed) signed by Novogen Limited (Novogen or Company) on the 4th of November 2013, which superseded the precedent Loan Agreement between Triaxial shareholders and Novogen.

The Deed in which you are referred to as Convertible Note Holders (Note Holders) was signed by Novogen with the intention to extinguish the liability created by the Loan Agreement and transform your interest as creditor into an equity interest in Novogen, provided that the Company achieved defined milestones established in the schedule of the Deed (Milestone).

However, it appears that the Company’s auditors, Grant Thorton, have formed the view that some clauses in the Deed are at the origin liability. Clause 2.7(a)(ii), 2.8 and 4 (Liability Clauses) create a liability by qualifying the Convertible Note as a debt and by allowing you to redeem for cash the remaining value of your Convertible Note that has not been converted yet, if after 3 months of achieving a Milestone the convertible note has not been converted into the corresponding amount of equity as set out by the Milestone.

The Liability Clauses maintain the liability of the Company towards the Note Holders and affects considerably the debt of the Company.

Considering the recent letter received from Nasdaq (See “Novogen Received Nasdaq Deficiency Notice” announced on the 12th of November 2014), the Company needs to increase its equity to regain compliance with Nasdaq listing rule.

The Liability Clauses affect directly Novogen’s equity and this is why I propose that the Deed Poll is amended by deleting these clauses to finally extinguish the debt component of the transaction.

A Deed of Amendment (Amendment) has been prepared and is attached with this letter.

Please read it carefully and if you agree to the proposed Amendment, sign the Approval Page of this letter where your name is indicated.

Once the approval of all the Note Holders has been collected, the Company will sign the Amendment.

You can contact me at any time if you need clarification regarding this letter or the Amendment.

Yours faithfully,

Dr. Graham Kelly
Chairman and CEO
Novogen Limited

NOVOGEN LTD – ACN 063 259 754

16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9476 0344 - F: +61 (0) 2 9476 0388 | www.novogen.com

Approval Page

Please indicate on this page if you are for or against the Amendment of the Deed as mentioned in the above letter.

NOTE HOLDER	FOR	AGAINST
Dr. Andrew Heaton

Signature

Witness signature and name

NOTE HOLDER	FOR	AGAINST
D&G Brown Investments Pty Ltd – ACN 156 213 660

Authorised representative signature and name

Authorised representative signature and name

NOTE HOLDER	FOR	AGAINST
Aquagolf Pty Limited – ACN 007 154 976

Authorised representative signature and name

Authorised representative signature and name

NOTE HOLDER	FOR	AGAINST
Phytose Corporation Pty Ltd – ACN 058 868 527

Authorised representative signature and name

Authorised representative signature and name

Approval Page

Please indicate on this page if you are for or against the Amendment of the Deed as mentioned in the above letter.

NOTE HOLDER	FOR	AGAINST
Mr. David Archibald

Signature

Witness signature and name

NOTE HOLDER	FOR	AGAINST
Mr. John Thom

Signature

Witness signature and name

NOVOGEN LTD – ACN 063 259 754

16-20 Edgeworth David Ave, Hornsby, NSW, 2077 | P: +61 (0) 2 9476 0344 - F: +61 (0) 2 9476 0388 | www.novogen.com

NOVOGEN LIMITED 16-20 Edgeworth David Ave Hornsby NSW 2077 Australia ACN 063 259 754

DEED OF AMENDEMENT TO THE CONVERTIBLE NOTE DEED POLL

DATE 4 December 2014

DETAILS:

By: Novogen Limited (Company)

ABN	37 063 259 754

Address	Suite 1.02, Level 1, 16-20 Edgeworth David Ave, Hornsby, NSW, 2077

Fax	(02) 9878 0055

Attention	Company Secretary

IN FAVOUR OF: Each of the persons listed below (the Noteholders),

Dr. Andrew Heaton	Unit 111, 38 McEvoy Street, Alexandria, NSW 2015

D&G Brown Investments Pty Ltd – ACN 156 213 660	c/- ‘WCM House’ 65 Hill Street, Roseville, NSW, 2069

Aquagolf Pty Limited – ACN 007 154 976	PO BOX 4421 Winmalee, NSW, 2777

Phytose Corporation Pty Ltd – ACN 058 868 527	c/- ‘WCM House’ 65 Hill Street, Roseville, NSW, 2069

Mr. David Archibald	29 Pindari Road, City Beach, WA 6015

Mr. John Thom	‘Lantegles’, Manor Drive, St Ives, Cornwall, UK

BACKGROUND

A.	The Company signed a Convertible Note Deed Poll (Deed Poll) on the 4th of November 2013.

B.	The Company wishes to amend the Deed Poll by deleting specific clauses that are the source of liability for the Company.

C.	The Company has requested the approval of the Noteholders to amend the Deed Poll via a letter (Approval Letter) and the Noteholders have approved the amendment by returning a copy of the Approval Letter.

This Deed of Amendment witnesses as follows:

1.	Definition and Interpretation

1.1	Original Employment Agreement definitions to apply

DEED OF AMENDMENT TO CONVERTIBLE NOTE DEED POLL - NOVOGEN LTD – ABN 37 063 259 754

Subject to clauses 1.2 and 2.1 of this Deed, a term that is not defined in this Deed but which is defined in clause 1.1 of the Deed Poll has the same meaning given to that term in the Deed Poll, unless the context requires otherwise.

1.2	Specific defined terms

In this Deed, the following definitions apply unless the context requires otherwise.

Deed Poll Agreement means the Convertible Note Deed Poll signed by the Company on the 4th of November 2013.

2.	Amendment of Deed Poll

2.1	Clause 1.1

Clause 1.1 of the Deed Poll is amended by deleting the following terms:

•	The definition of Redemption; and

•	The definition of Redemption Date.

2.2	Clause 2.7(a)(ii)

Clause 2.7(a)(ii), “General terms of issue of Notes” of the Deed Poll is deleted in its entirety.

2.3	Clause 2.8

Clause 2.8, “Status of Notes” of the Deed Poll is deleted in its entirety.

For the avoidance of doubt, the Notes do not constitute a debt owed by the Company.

2.4	Clause 4

Clause 4, “Redemption” of the Deed Poll is deleted in its entirety.

For the avoidance of doubt, this Deed cancels the right for the Noteholders to redeem in Immediately Available Funds any of the remaining unConverted Notes that the Noteholders hold respectively. Any other reference in the Deed Poll in relation to the redemption of the Notes is null and void.

EXECUTED as a Deed on the date set out at the commencement of this Deed.

Executed by NOVOGEN LIMITED - ABN 37 063 259 754:

Director	Director/Secretary

Name	Name